Exhibit 99.1

B&G Foods Announces Executive Succession Plan

— B&G Foods CEO Dave Wenner Plans to Retire at Year End —

Parsippany, N.J., May 9, 2014 — B&G Foods, Inc. (NYSE: BGS) announced today that David L. Wenner plans to retire as President and Chief Executive Officer in December 2014, following the completion of a process to choose his successor.  Mr. Wenner’s retirement will bring to a close a remarkable career of more than 25 years of continuous service to B&G Foods, including more than 21 years of leadership as President and Chief Executive Officer.  Following his retirement, it is expected that Mr. Wenner will remain on the Board of Directors.

“Under Dave Wenner’s leadership, B&G Foods has evolved from a small, regional pickle company to a leading public food company with a diverse portfolio of iconic brands, net sales quickly approaching $900 million and an enterprise value in excess of $2.5 billion,” stated Stephen C. Sherrill, Chairman of the Board of Directors.  “Dave’s leadership has also resulted in tremendous value creation for B&G Foods’ stockholders in the form of dividends and stock price appreciation.  Dave and his management team, including his long-time Chief Financial Officer, Bob Cantwell, have built a business with hard work, passion and most importantly, honesty and integrity.  On behalf of the entire Board of Directors, I express our sincere gratitude to Dave for his invaluable and devoted service to B&G Foods, and for his innumerable contributions to B&G Foods during his distinguished tenure as President and Chief Executive Officer.”

“It has been a unique honor and privilege to lead B&G Foods for all these years,” Mr. Wenner said.  “I have been fortunate to work with an incredible group of fellow employees and I am proud of what we have accomplished together.  I leave with tremendous confidence in their abilities and in B&G Foods’ future.  As appealing as it is to continue to be part of this remarkable company, I turn 65 in October. I feel that this milestone in my life signals the right time to make a change for myself and my family.  After over twenty years of my leadership, it also seems an appropriate time to transition B&G Foods to new leadership.”

The Board of Directors has appointed a special committee to direct the transition process.  The committee is chaired by Alfred Poe, Chairman of the Compensation Committee, and also includes Cynthia T. Jamison, Chairman of the Audit Committee, and Dennis M. Mullen, Chairman of the Nominating and Governance Committee.  The special committee is working with Herbert Mines Associates, a leading executive recruiting firm, and will consider both internal and external candidates.

During Mr. Wenner’s tenure as President and Chief Executive Officer, B&G Foods has had many impressive accomplishments.  B&G Foods has:

•                  Through disciplined and strategic acquisitions reinvented itself from a regional pickle company with three brands and three manufacturing facilities to a public company with a diverse portfolio of more than 40 brands and seven manufacturing facilities

•                  Transformed its capital structure, operations and cost structure to position the Company for long-term acquisition and organic growth

•                  Made dividend payments of $335 million since going public in October 2004

•                  Increased the quarterly dividend 60% from $0.21 to $0.34 per share

•                  Increased net sales 94% from $373 million in 2004 to $725 million in 2013

•                  Increased adjusted EBITDA 162% from $70 million in 2004 to $184 million in 2013

•                  Produced total stockholder return (assuming reinvestment of dividends) over the prior 1-, 3- and 5- year periods ending December 28, 2013 of 27.6%, 178.9% and 711.1%

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable foods across the United States, Canada and Puerto Rico.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Bear Creek Country Kitchens, Brer Rabbit, Canoleo, Cary’s, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, JJ Flats, Joan of Arc, Las Palmas, MacDonald’s, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Flatbreads, New York Style, Old London, Original Tings, Ortega, Pirate’s Booty, Polaner, Red Devil, Regina, Rickland Orchards, Sa-són, Sclafani, Smart Puffs, Spring Tree, Sugar Twin, Trappey’s, TrueNorth, Underwood, Vermont Maid and Wright’s.  B&G Foods also sells and distributes two branded household products, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include without limitation statements related to the Company’s net sales and prospects for long-term acquisition and organic growth.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal 2013 filed on February 26, 2014.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

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ICR, Inc.	ICR, Inc.
Don Duffy	Matt Lindberg
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